Exhibit 99.1

For:	From:
A.C. Moore Arts & Crafts, Inc.	Gregory FCA Communications, Inc.
For More Information Contact:	For More Information Contact:
Mike Zawoysky, Chief Financial Officer	Joe Hassett
(856) 768-4943	(610) 642-8253
A.C. Moore Reports Fourth Quarter and Fiscal 2008 Financial Results
Berlin, New Jersey, March 13, 2009 — A.C. Moore Arts & Crafts, Inc. (Nasdaq: ACMR) today announced results for the fourth quarter and 2008 fiscal year ended January 3, 2009.
Sales for the fourth quarter of 2008 were $165.0 million, a decrease of 6.9% versus sales of $177.3 million during the fourth quarter of 2007. Same store sales for the fourth quarter 2008 decreased by 8.7% versus the same period in fiscal 2007. Sales for fiscal 2008 year were $534.7 million, a decrease of 4.5% over sales of $559.7 million for fiscal 2007. Same store sales decreased by 8.7% for the twelve month period. Adjusting for the impact of three additional sales days in fiscal 2008 versus fiscal 2007, total sales and same store sales for the fourth quarter 2008 would have decreased, respectively, 8.6% and 10.3%. Total sales and same store sales for fiscal 2008 would have decreased, respectively, 5.0% and 9.2%.
The net loss in the fourth quarter 2008 was $13.0 million, or $0.64 per share, versus net income of $4.7 million, or $0.23 per share, for the fourth quarter 2007. Fourth quarter 2008 results include charges related to closed store expenses of $0.27 per share, a non-cash fixed asset impairment of $0.21 per share, adjusting an interest rate swap to fair market value of $0.12 per share and a tax valuation allowance of $0.02 per share.
The net loss for fiscal 2008 was $26.6 million, or $1.31 per share, versus net income of $3.8 million, or $0.19 per share, in fiscal 2007. Fiscal 2008 results include charges related to closed store expenses of $0.37 per share, a non-cash asset impairment of $0.30 per share, adjusting an interest rate swap to fair market value of $0.12 per share and a tax valuation allowance of $0.17 per share.
Rick A. Lepley, Chief Executive Officer, stated, “We remain focused on managing our balance sheet and expenses through this very challenging macroeconomic environment. We will concentrate our resources in areas we believe will have a favorable long-term impact on our Company, including our new state of the art retail merchandising system which we began to implement during the fourth quarter.”
The Company will host a conference call beginning at 8:30 a.m., Eastern Time, on Friday, March 13, 2009 to discuss fourth quarter 2008 results. To participate in the conference call, please dial 800-559-6679 and provide the operator with passcode #89376356. If you are unable to access the live call, please dial 800-642-1687 or 706-645-9291 and enter #89376356 to access the taped digital replay. The replay will be available at approximately 9:30 a.m. ET on Friday, March 13, 2009 and will remain available until Friday, March 27, 2009 at 11:59 p.m.

A simultaneous webcast of the conference call may be accessed at www.acmoore.com. Go to “About Us” and click on “Corporate Profile.” To listen to the live call via webcast, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends on the Company’s website.
About A.C. Moore:
A.C. Moore is a specialty retailer of arts, crafts and floral merchandise for a wide range of customers. The Company currently serves customers through its 132 stores located in the Eastern United States from Maine to Florida and nationally via its e-commerce site, www.acmoore.com. For more information about A.C. Moore, visit our website at www.acmoore.com.
# # #
This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore’s current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether as the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the effect of economic conditions and gasoline prices, our ability to implement our business and operating initiatives to improve profitability, our ability to comply with the terms of our credit facility, our ability to comply with NASDAQ listing requirements, the impact of existing or future government regulation, how well we manage our growth, customer demand and trends in the arts and crafts industry, inventory risks, the impact of unfavorable weather conditions, the impact of competitors’ locations or pricing, difficulties with respect to new system technologies, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of and changes to advertising strategies, difficulties in determining the outcome and impact of litigation, the accuracy of and changes in assumptions for estimated costs for the settlement of lease liabilities and related costs and non-cash fixed asset impairment, timing in execution of our real estate strategy, the outcome of negotiations with landlords and other third parties in executing the real estate strategy, the impact of the threat of terrorist attacks and war and other risks detailed in the Company’s Securities and Exchange Commission filings.
[Tables Follow]

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	January 3,	December 31,
	2009	2007

ASSETS

Current assets:
Cash and cash equivalents	$74,437	$65,195
Inventories	109,365	128,391
Prepaid expenses and other current assets	14,851	26,884

	198,653	220,470

Property and equipment, net	92,403	99,328
Other assets	2,690	2,092

	$293,746	$321,890

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$29,071	$2,571
Trade accounts payable	39,274	48,780
Other current liabilities	28,234	24,082

	96,579	75,433

Non-current liabilities:
Long-term debt	—	19,071
Deferred tax and other liabilities	4,560	8,719
Accrued lease liability	18,307	19,067

	22,867	46,857

	119,446	122,290

Shareholders’ equity	174,300	199,600

	$293,746	$321,890

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(dollars in thousands, except per share data)

	Three months ended		Twelve months ended
	January 3,	December 31,	January 3,	December 31,
	2009	2007	2009	2007

Net sales	$165,030	$177,266	$534,665	$559,693
Cost of sales	104,656	108,604	317,384	330,962

Gross margin	60,374	68,662	217,281	228,731
Selling, general and administrative expenses	65,650	60,135	232,307	219,597
Costs related to change in management	—	—	—	435
Store pre-opening and closing expenses	5,458	1,155	8,742	3,229

Income (loss) from operations	(10,734)	7,372	(23,768)	5,470
Net interest expense (income)	2,506	323	3,035	(206)

Income before income taxes	(13,240)	7,049	(26,803)	5,676
Provisions for income taxes	(240)	2,398	(232)	1,893

Net income (loss)	$(13,000)	$4,651	$(26,571)	$3,783

Basic net income (loss) per share	$(0.64)	$0.23	$(1.31)	$0.19

Diluted net income (loss) per share	$(0.64)	$0.23	$(1.31)	$0.19

Weighted average shares outstanding	20,304,116	20,298,601	20,301,363	20,245,964

Weighted average shares outstanding plus impact of stock options	20,304,116	20,345,510	20,301,363	20,245,964